Exhibit 10.6
Confidential Treatment has been requested
for portions of this document marked with asterisks.
RESEARCH AND LICENSE AGREEMENT
          This Agreement, effective as of August 10, 1998 (the “Effective Date”), is by and between:
          The South Alabama Medical Science Foundation (hereinafter “SAMSF”), a corporation organized and existing under the laws of the State of Alabama and having a place of business at 307 University Boulevard, Mobile, Alabama 36688-0002.
AND
          Mindset Limited (hereinafter “CORPORATION”), a corporation involved in healthcare research, organized and existing under the laws of the British Virgin Islands, having an office at 1 Beit Eshel St., Old Katamon, Jerusalem 93227, ISRAEL.
RECITALS
          WHEREAS, Dr. Miguel A. Pappolla (hereinafter “the SAMSF Scientist”) and/or Dr. Blas Frangione and Dr. Jorge Ghiso have made certain inventions relating to use of melatonin and melatonin analogs in the prevention or treatment of amyloid-related disorders and in the use of melatonin analogs as anti-oxidants, all as more particularly described in pending U.S. patent applications owned by SAMSF and/or New York University, identified in annexed Appendix I and forming an integral part hereof (hereinafter “the Pre-Existing Inventions”);
          WHEREAS, SAMSF is willing to perform the SAMSF Research Project (as hereinafter defined);
          WHEREAS, CORPORATION is prepared to sponsor the SAMSF Research Project;
          WHEREAS, CORPORATION has a non-exclusive license agreement with Mayo Foundation for Medical Education and Research(“MAYO”), effective date October 24, 1997

Confidential Treatment has been requested
for portions of this document marked with asterisks.
(hereinafter “the MAYO license”) for the use of Tg 2576 transgenic mice and related mice as defined in the MAYO license as “Licensed Technology” (hereinafter “the MAYO mice”) for the development of commercial technology, said license being without the right to sublicense;
          WHEREAS, SAMSF desires to use the MAYO mice on a subcontractual basis in the course of the SAMSF Research Project;
          WHEREAS, subject to the terms and conditions hereinafter set forth, SAMSF is willing to grant to CORPORATION and CORPORATION is willing to accept from SAMSF a License (as hereinafter defined);
          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:
     1. Definitions
          a. “Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.
          b. “Corporation Entity” shall mean any company or other legal entity (including affiliates or subsidiaries) which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of twenty five and one tenth percent (25.1%) or more of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.
          c. “Date of First Commercial Sale” shall have the meaning set forth in Section 7.b. hereof.
          d. “Field” shall mean research, development and testing within pharmaceutical, diagnostic and biotechnological development programs in the field of Alzheimer’s Disease and other central nervous system and neurodegenerative diseases.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          e. “License” shall mean the exclusive worldwide license to practice the SAMSF Research Technology (as hereinafter defined) for the development, manufacture, use, import and sale of the Licensed Products (as hereinafter defined).
          f. “Licensed Products” shall mean all materials and technologies, including, without limitation, rodents or other transgenic animals, products, drugs, therapeutic agents and therapeutic methods covered by a claim of any unexpired SAMSF Patent (as hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal has been or can be taken.
          g. “Net Sales” shall mean the CORPORATION’S and its sublicensees’ billing for Licensed Products and Licensed Processes produced hereunder less the sum of the following:
i)	all trade, case and quantity credits, discounts, refunds or rebates;

ii)	allowances or credits for returns;

iii)	sales taxes (including value-added tax).
          h. “SAMSF Know-How” shall mean the Pre-Existing Inventions and any information and materials including, but not limited to, pharmaceutical, chemical, biological and biochemical products, technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specifications, software, and/or other documents containing such information, discovered, developed or acquired by, or on behalf of SAMSF investigators during the term and in the course of the Research Project, with the exception of any such know-how which is Corporation Know-How as hereinafter defined.
          i. “CORPORATION Know-How” shall mean any information and materials including, but not limited to, pharmaceutical; chemical, biological and biochemical products,

Confidential Treatment has been requested
for portions of this document marked with asterisks.
technical and non-technical data, materials, methods and processes and any drawings, plans, diagrams, specification, software and/or other documents containing such information discovered, developed or acquired by employees of CORPORATION during the term and in the course of the Research Project.
          j. “SAMSF Patents” shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or in part, reissues, renewals and extensions thereof, and pending applications therefor:
          (1) which claim Pre-Existing Inventions and which are identified on annexed Appendix I; or
          (2) which claim inventions that are made, in whole or in part, as a result of the research conducted through SAMSF during the term and in the course of the Research Project; with the exception of all such patents which are CORPORATION Patents as hereinafter defined.
          k. “CORPORATION Patents” shall mean all United States and foreign patents and patent applications, and any divisions, continuations, in whole or-in part, reissues, renewals and extensions thereof, and pending applications therefor which claim inventions that are made, in whole or in part, by CORPORATION.
          l. “Payment Term” shall mean the period of time commencing on the Effective Date and continuing on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years) from the Date of First Commercial Sale in such country or until the expiration date of the last to expire of the SAMSF Patents whichever shall be later.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          m. “Research Period” shall mean the 3-year period commencing on the Effective Date hereof and any extension thereof as to which SAMSF and CORPORATION shall mutually agree in writing.
          n. “Research Project” shall mean the investigations at SAMSF during the Research Period into the Field under the supervision of the SAMSF Scientist in accordance with the research program (as sponsored by CORPORATION), and described in annexed Appendix II, which forms an integral part hereof.
          o. “Research Technology” shall mean all SAMSF Patents, SAMSF Know-How, CORPORATION Patents and CORPORATION Know-How.
          p. “CORPORATION Research Technology” shall mean all CORPORATION Patents and all CORPORATION Know-How.
          q. “SAMSF Research Technology” shall mean all SAMSF Patents and all SAMSF Know-How.
     2. Effective Date
          This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until expires or is terminated in accordance with Section 17 hereof.
     3. Performance of the Research Project
          a. In consideration of the sums to be paid to SAMSF as set forth in Section 4 below, SAMSF undertakes to perform the Research Project under the supervision of the SAMSF Scientist during the Research Period. If, during the Research Period the SAMSF Scientist shall cease to supervise the Research Project, and SAMSF has not designated a replacement within 45 days, CORPORATION shall have the option to terminate its funding of the SAMSF Research Project. CORPORATION shall promptly advise SAMSF in writing if CORPORATION so

Confidential Treatment has been requested
for portions of this document marked with asterisks.
elects. Such termination of funding pursuant to this Section 3.a. shall not terminate this Agreement. Nothing herein contained shall be deemed to impose an obligation on SAMSF to find a replacement for the
          SAMSF Scientist.
          b. Nothing contained in this Agreement shall be construed as a warranty on the part of SAMSF that any results or inventions will be achieved by the Research Project, or that the Research Technology and/or any other results or inventions achieved by the Research Project, if any, are or will be commercially exploitable and furthermore SAMSF makes no warranties whatsoever as to the commercial or scientific value of the Research Technology and/or as to any results which may be achieved in the Research Project.
          c. Within sixty (60) days after the end of each year of the Research Period, SAMSF shall prepare a written report summarizing the results of the work conducted on the Research Project during the preceding year, and submit such report to CORPORATION. SAMSF shall also prepare and submit to CORPORATION quarterly summaries of such work conducted during the previous quarter. It is hereby agreed that such written report and quarterly summaries shall include reports on all clinical trials carried out during the relevant period.
          d. SAMSF will have full authority and responsibility for its part of the Research Project. Students and SAMSF employees who work on the Research Project will do so as in those roles and not as employees of CORPORATION.
          e. Corporation shall be free to undertake any development of technology not covered by the Research Project. Corporation may elect to perform research and development in-house, through other academic collaborations, or through outsourcing.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
     4. Funding of the Research Project
          a. As compensation to SAMSF for work to be performed on the SAMSF Research Project during the Research Period, subject to any earlier termination of the Research Project pursuant to Section 3.a. hereof, CORPORATION will pay SAMSF the total sum of $79,000 (USD$) per year, payable in 2 equal installments of $39,500 each, commencing upon the Effective Date and according to the following schedule:
$39,500 on the Effective Date, and
$39,500 after each six month (6) interval thereafter.
          b. Nothing in this Agreement shall be interpreted to prohibit SAMSF (or the SAMSF Scientists) from obtaining additional financing or research grants for the Research Project from government or not-for-profit agencies, which grants or financing may render all or part of the Research Project and the results thereof subject to the patent rights of the U.S. Government and its agencies, as set forth in Title 35 U.S.C. 200 et seq. so long as the terms of such grants or financing do not preclude any results of the Research Project being included in the License.
     5. Title
          a. Subject to the terms specified hereunder, it is hereby agreed that all right, title and interest, in and to the CORPORATION Research Technology, and in and to any drawings, plans, diagrams, specifications, software, and other documents containing any of the CORPORATION Research Technology shall vest solely in CORPORATION.
          b. Subject to the License granted to CORPORATION hereunder, it is hereby agreed that all right, title and interest, in and to the SAMSF Research Technology, and in and to any drawings, plans, diagrams, specifications, software, or other documents containing any of

Confidential Treatment has been requested
for portions of this document marked with asterisks.
the SAMSF Research Technology, shall vest solely in SAMSF. At the request of SAMSF, CORPORATION shall take all steps as may be necessary to give full effect to any said right, title and interest of SAMSF including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.
     6. Patents and Patent Applications
          a. CORPORATION shall, simultaneously with the signing of this Agreement pay SAMSF a Fee in the amount of $10,000 (USD$) related to all non-provisional patent applications that have been filed in the name of Dr. Miguel Pappolla related to the use of melatonin and melatonin analogs in Alzheimer’s Disease.
          b. SAMSF will promptly disclose to CORPORATION in writing any related inventions which constitute potential SAMSF Patents.
          c. The Patent applications pending at the date hereof shall continue to be maintained by Jaeckle Fleischmann & Mugel, LLP or such other patent counsel selected by SAMSF and CORPORATION. All other patent applications shall be filed and prosecuted and maintained by Browdy and Neimark or other patent counsel selected by SAMSF and CORPORATION. Copies of all such patent applications and patent office actions shall be forwarded to CORPORATION. SAMSF and CORPORATION shall each also have the right to have such patent applications and patent office actions independently reviewed by other patent counsel separately retained by SAMSF or CORPORATION at the cost of SAMSF or CORPORATION, as the case may be, and upon prior notice to and with the consent of the other party hereto, such consent not to be unreasonably withheld.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          d. The CORPORATION will promptly disclose to SAMSF any inventions which relate to the SAMSF Research Technology and which are conceived by employees or consultants of CORPORATION.
          e. [Upon prior written approval by CORPORATION, all applications and proceedings with respect to the SAMSF Patents shall be filed, prosecuted and maintained by SAMSF at the expense of CORPORATION. Against the submission of invoices, CORPORATION shall reimburse SAMSF for all costs and fees incurred by SAMSF during the team of this Agreement, in connection with the filing, maintenance, prosecution and protection and the like of the SAMSF Patents.
          f. All applications and proceedings with respect to the CORPORATION Patents shall be filed, prosecuted and maintained by CORPORATION at the expense of CORPORATION.
          g. SAMSF and CORPORATION shall assist, and cause their respective investigators to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Research Technology.
          h. If, at any time during the term of this Agreement, CORPORATION decides that it is undesirable, as to one or more countries, to prosecute or maintain any patents or patent applications within the SAMSF Patents, it shall give prompt written (within thirty days (30)) notice thereof to SAMSF, and upon receipt of such notice, CORPORATION shall be released from its obligations to bear all of the expenses to be incurred thereafter as to such countries in conjunction with such patent(s) or patent application(s) and such patent(s) or application(s) shall be deleted from the Research Technology and SAMSF shall be free to grant rights in and to such subject matter deleted from the Research Technology in such countries to

Confidential Treatment has been requested
for portions of this document marked with asterisks.
third parties, without further notice or obligation to CORPORATION, and the CORPORATION shall have no rights whatsoever to exploit such subject matter deleted from the Research Technology in such countries.
          i. Nothing herein contained shall be deemed to be a warranty by SAMSF
i)	that CORPORATION can or will be able to obtain any patent or patents on any patent application or applications in the CORPORATION Patents or any portion thereof, or that any of the CORPORATION Patents will afford adequate or commercially worthwhile protection, or

ii)	that SAMSF can or will be able to obtain any patent or patents on any patent application or applications in the SAMSF Patents or any portion thereof, or that any of the SAMSF Patents will afford adequate or commercially worthwhile protection, or

iii)	that the manufacture, use, or sale of any element of the Research Technology or any resulting Product will not infringe any patent(s) of a third party.
     7. Grant of License
          a. Subject to the terms and conditions hereinafter set forth and subject to all United States Government rights whether now existing or arising after the date hereof, SAMSF hereby grants to CORPORATION and CORPORATION hereby accepts from SAMSF the License.
          b. The License granted to CORPORATION in Section 7.a. hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years from the First Commercial Sale in such country or until the expiration date of the last to expire of the SAMSF Patents whichever shall be later.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          c. CORPORATION shall be entitled to grant sublicenses under the License on terms and conditions in compliance and not inconsistent with the terms and conditions of this Agreement (except that the rate of royalty may be at higher rates than those set forth in this Agreement) (i) to a Corporation Entity or (ii) to other third parties for consideration and in an arms-length transaction. All sublicenses shall only be granted by CORPORATION under a written agreement a copy of which shall be provided by CORPORATION to SAMSF as soon as practicable after the signing thereof. Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of any License Agreement and shall contain (inter-alia) the following provisions:
          (1) the sublicense shall expire automatically on the termination of the License;
          (2) the sublicense shall not be assignable, in whole or in part;
          (3) the sublicensee shall not grant further sublicenses; and
          (4) both during the term of the sublicense and thereafter the sublicensee shall agree to a confidentiality obligation similar to that imposed on CORPORATION in Section 10 below, and that the sublicensee shall impose on its employees, both during the terms of their employment and thereafter, a similar undertaking of confidentiality; and
          (5) the sublicense agreement shall include the text of Sections 15 and 16 of this Agreement and shall state that SAMSF is third party beneficiary of such sublicense agreement for the purpose of enforcing such indemnification and insurance provisions.
          d. SAMSF reserves the right to use and distribute tangible research products to third parties for non-commercial, research use.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
     8. Payments for License
          a. In consideration for the License granted herein, and during the Payment Term, with respect to each Licensed Product, CORPORATION shall pay to SAMSF a royalty of *** of the Net Sales of CORPORATION or of Corporation Entity or of a licensee or sublicensee of CORPORATION or Corporation Entity. CORPORATION shall inform SAMSF in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after making of each such first commercial sale.
          b. For the purpose of computing the royalties due to SAMSF hereunder, the year shall be divided into two parts ending on June 30 and December 31. Not later than ninety (90) days after each December and June in each Calendar Year during the Payment Term, CORPORATION shall submit to SAMSF a full and detailed report of royalties or payments due SAMSF under the terms of this Agreement for the preceding half year (hereinafter “the Half-Year Report”), setting forth the Net Sales upon which such royalties are computed and including at least
i)	the quantity of Products used, sold, transferred or otherwise disposed of;

ii)	the selling price of each Product;

iii)	the deductions permitted under subsection 1.g. hereof to arrive at Net Sales; and

iv)	the royalty computations and subject of payment.
If no royalties or other payments are due, a statement shall be sent to SAMSF stating such fact. Payment of the full amount of any royalties or other payments due to SAMSF for the preceding half year shall be made within ninety (90) days of each Half-Year Report on royalties and

Confidential Treatment has been requested
for portions of this document marked with asterisks.
payments. CORPORATION shall keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to SAMSF from CORPORATION pursuant to the terms of this Agreement.
          c. Within ninety (90) days after the end of each Calendar Year, commencing on the Date of First Commercial Sale CORPORATION shall furnish SAMSF with a report (hereinafter “the Annual Report”), certified by any CORPORATION’S President or Chief Financial Officer, relating to the royalties and other payments due to SAMSF pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 8.b. above in respect of the Half-Year Report.
          d. On reasonable notice and during regular business hours, SAMSF, or the authorized representative of SAMSF shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Corporation Entity and the licensees or sublicensees of CORPORATION insofar as they relate to the production, marketing and sale of the Products, in order to ascertain or verify the amount of royalties and other payments due to SAMSF hereunder, and the accuracy of the information provided to SAMSF in the aforementioned reports. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to SAMSF’s detriment, CORPORATION agrees to pay the full cost of such inspection.
     9. Method of Payment
          a. Royalties and other payments due to SAMSF hereunder shall he paid to SAMSF in United States dollars(USD$). Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars(USD$) based on

Confidential Treatment has been requested
for portions of this document marked with asterisks.
the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.
          b. CORPORATION shall be responsible for payment to SAMSF of all royalties due on sale, transfer or disposition of Products by Corporation Entity or by the licensees of CORPORATION or of Corporation Entity.
10.	Confidential Information
          a. Except as otherwise provided in Section 10.c and Section 11 below, [SAMSF shall maintain any and all of the Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of CORPORATION to said release or disclosure.]
          b. Except as otherwise provided in Section 10.c. and 10.d. below, CORPORATION shall maintain any and all of the SAMSF Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of SAMSF to said release or disclosure.
          c. The obligations of confidentiality on SAMSF and CORPORATION set forth in Section 10a. and b. respectively shall not apply to any component of the Research Technology which was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of the receiving party after the effective date of this Agreement or which was disclosed to the receiving party by a third party who has the right to make such disclosure.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          d. The provisions of Section 10.b. notwithstanding, CORPORATION may disclose the SAMSF Research Technology to third parties who need to know the same in order to secure regulatory approval for the sale of Products.
     11. Publication
          a. Prior to submission for publication of a manuscript describing the results of any aspect of the Research Project, SAMSF shall send CORPORATION a copy of manuscript to be submitted, and shall allow CORPORATION thirty (30) days from the date of such mailing to determine whether manuscript contains such subject matter for which patent protection should be sought prior to publication of manuscript, for the purpose of protecting an invention made by the SAMSF Scientist during the course and within the term of the Research Project. Should CORPORATION believe the subject matter of manuscript contains a patentable invention, then, prior to the expiration of such 30-day period from the mailing date of manuscript to CORPORATION by SAMSF and CORPORATION shall give written notification to the sender of the manuscript of its determination that such manuscript contains patentable subject matter for which patent protection should be sought.
          b. After the expiration of such 30-day period from the date of mailing such manuscript to CORPORATION, unless SAMSF has received the written notice specified above from CORPORATION, SAMSF shall be free to submit manuscript for publication to publish the disclosed research results in any manner consistent with academic standards.
          c. Upon receipt of such written notice from CORPORATION, SAMSF will thereafter delay submission of the manuscript for an additional period of up to sixty (60) days to permit the preparation and filing in accordance with Section 6. hereof of a U.S. patent application by CORPORATION on the subject matter to be disclosed in such manuscript. After

Confidential Treatment has been requested
for portions of this document marked with asterisks.
expiration of such 60-day period, or the filing of a patent application on each such invention, whichever shall occur first, SAMSF shall be free to submit the manuscript and to publish the disclosed results.
          d. All such publications shall within the body of the same contain a written acknowledgment of CORPORATION’s support of the Research Project. In addition, Dr. Daniel Chain and any other employees of CORPORATION involved in the Research Project shall be recognized in any such publication as co-author(s) or in a written acknowledgment as shall be determined on a case by case in accordance with accepted principles for determining authorship of scholarly publications.
     12. Infringement of CORPORATION Patents
          a. In the event that the SAMSF acquires information that a third party is infringing one or more of the CORPORATION Patents, shall promptly notify CORPORATION in writing of such infringement.
          b. SAMSF shall cooperate and shall endeavor to cause the SAMSF Scientist to cooperate with CORPORATION at the request of CORPORATION, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by CORPORATION for infringement of the CORPORATION Patents; provided, that CORPORATION shall pay all reasonable expenses (including attorneys’ fees) incurred by SAMSF in connection with such cooperation.
     13. Infringement of SAMSF Patent
          a. In the event a party to this Agreement acquires information that a third party is infringing one or more of the SAMSF Patents, the party acquiring such information shall promptly notify the other parties to the Agreement in writing of such infringement.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          b. In the event of an infringement of a SAMSF Patent, CORPORATION shall be privileged but not required to bring suit against the infringer. Should CORPORATION elect to bring suit against an infringer and SAMSF is joined as a party plaintiff in any such suit, SAMSF shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION and SAMSF such approval shall not be unreasonably withheld. The expenses of such suit or suits that CORPORATION elects to bring, including any expenses of SAMSF incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold SAMSF free, clear and harmless from and against any and all costs of such litigation, including attorneys’ fees. CORPORATION shall not compromise or settle such litigation without the prior written consent of SAMSF which shall not be unreasonably withheld.
          c. In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to SAMSF an amount equal to twenty-five percent (25%) of such remainder or four and one-half percent of Net Sales of the infringer, whichever is lesser, and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery.
          d. If CORPORATION does not bring suit against said infringer pursuant to Section 13.b. herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after receipt of such notice, SAMSF shall have the right, but shall not be obligated, to bring suit for such infringement. Should SAMSF elect to

Confidential Treatment has been requested
for portions of this document marked with asterisks.
bring suit against an infringer and CORPORATION is joined as a party plaintiff in any such suit, SAMSF shall hold CORPORATION free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys’ fees. If CORPORATION has commenced negotiations with an alleged infringer of the SAMSF patent for discontinuance of such infringement within such 90-day period, CORPORATION shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before SAMSF may bring suit for such infringement. In the event SAMSF brings suit for infringement of any SAMSF Patent, SAMSF shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, SAMSF shall promptly pay to CORPORATION an amount equal to fifty percent (50%) of such remainder and SAMSF shall be entitled to receive and retain the balance of the remainder of such recovery.
          e. Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the SAMSF Patents instituted by any other party to this Agreement under the terms hereof. The expense of such counsel shall be borne by such party.
          f. CORPORATION agrees to cooperate fully with SAMSF at the request of SAMSF, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by SAMSF for infringement of the SAMSF Patents; provided, SAMSF shall pay all reasonable expenses (including attorneys’ fees) incurred by CORPORATION in connection with such cooperation.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
     14. MAYO Mice and Clinical Trials
          a. All Investigational New Drug applications(IND’s) and All New Drug Applications (NDA’s) submitted to any appropriate regulatory agency relating to Research Technology will be submitted in the name of CORPORATION. CORPORATION shall assist SAMSF Scientist with such filing. SAMSF shall not carry out any experiments on the MAYO mice before the filing of an IND for melatonin.
          b. SAMSF will request MAYO for its agreement to the termination of its academic research agreement with regard to three quarters of the MAYO-mice subject thereto and the transfer of such mice to CORPORATION to be held by it under CORPORATION’s MAYO License (thereby creating two separate mouse colonies). If MAYO shall agree, then SAMSF shall not use the mice remaining subject to its academic research agreement for any purpose which is part of, or connected in any way with, the Research Project. If MAYO should not agree, then CORPORATION will transfer a colony of its licensed mice to SAMSF for use in the Research Project only and SAMSF shall not use the mice subject to its academic research agreement in connection with the Research Project.
          c. All royalties or other payments due to MAYO under the MAYO license for products developed using the MAYO mice in the course of the Research Project will be paid by CORPORATION.
          d. The SAMSF Scientist shall be the chief coordinator of all clinical trials. CORPORATION shall consult with the SAMSF scientist with regard to the timing and selection of sites for conducting clinical trials. SAMSF shall not commence or participate in any clinical trials relating to the Research Technology without the express written approval of CORPORATION.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          e. If the National Institute of Health or other not-for-profit funding source gives SAMSF and/or the SAMSF Scientist a grant for a pilot Phase I clinical trial for melatonin on not more than 45 patients, such trial shall take place at SAMSF, New York University, or other location as determined by the chief coordinator. Results from this trial will be published after full completion of the study; preliminary results will be published in abstract form only.
          f. Nothing in this section 14 shall apply to clinical trials carried out by any sublicensee of corporation.
          g. All MAYO mice covered by CORPORATION’S MAYO License shall remain under the control of CORPORATION and shall not become the property of SAMSF. If CORPORATION shall give written notice to SAMSF of the termination of the MAYO license SAMSF shall forthwith deliver up to CORPORATION all MAYO mice covered by the MAYO License in the possession of SAMSF.
     15. Liability and Indemnification
          a. CORPORATION shall indemnify, defend and hold harmless SAMSF, its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATION or by licensees or sublicensees, Corporation Entity or agent of CORPORATION of any Licensed Product or Licensed Process, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          b. With respect to an Indemnitee, CORPORATION’s indemnification obligation under subsection a. of this Section 15 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities or willful default of any such Indemnitee.
          c. CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to SAMSF to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought and CORPORATION shall have the conduct of the defense of any such actions.
     16. Security for Indemnification
          a. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a licensee or sublicensee, Corporation Entity or agent of CORPORATION, CORPORATION shall at its sole costs and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $1,000,000 per incident and $5,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION’S indemnification under Section 15 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to SAMSF. The minimum amounts of insurance coverage required under this Section

Confidential Treatment has been requested
for portions of this document marked with asterisks.
16 shall not be construed to create a limit of CORPORATION’s liability with respect to its indemnification under Section 15 of this Agreement.
          b. CORPORATION shall provide SAMSF with written evidence of such insurance upon request of SAMSF. CORPORATION shall provide SAMSF with written notice at least ten (10) days prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, SAMSF shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.
          c. CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a licensee, Corporation Entity or agent of CORPORATION and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than fifteen (15) years.
     17. Expiry and Termination
          a. Unless earlier terminated pursuant to this Section 17, this Agreement shall expire upon the expiration of the Payment Term in all countries.
          b. For the purpose of this Section 17, SAMSF shall be considered to be one “party” to this Agreement and CORPORATION the other party. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other party. Cause for termination by one party

Confidential Treatment has been requested
for portions of this document marked with asterisks.
of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either party discontinues its business or becomes insolvent or bankrupt.
          c. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.
          d. Upon termination of this Agreement for any reason prior to expiration as set forth in Section 17.a. hereof, all rights in and to the SAMSF Research Technology shall revert to SAMSF, and CORPORATION shall not be entitled to make any further use whatsoever of the SAMSF Research Technology.
          e. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.
          f. Sections 5, 10, 15, 16, 17 and 21 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.
     18. Representation and Warranties by CORPORATION
          CORPORATION hereby represents and warrants to SAMSF as follows:

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          (1) CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION.
          (2) There is no pending or, to CORPORATION’s knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION’s ability to perform its obligation hereunder; and
          (3) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.
     19. Representations and Warranties by SAMSF
          SAMSF hereby represents and warrants to CORPORATION as follows:
          (1) SAMSF is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. SAMSF has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of SAMSF.
          (2) There is no pending or, to SAMSF’s knowledge, threatened litigation involving SAMSF which would have any effect on this Agreement or on SAMSF’s ability to perform its obligations hereunder; and

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          (3) There is no indenture, contract, or agreement to which SAMSF is a party or by which SAMSF is bound which prohibits or would prohibit the execution and delivery by SAMSF of this Agreement or the performance or observance by SAMSF of any term or condition of this Agreement.
20.	No Assignment
          Except as specifically provided herein, neither CORPORATION nor SAMSF shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment.
     21. Use of Name
          Without the prior written consent of any of the other party, neither CORPORATION nor SAMSF shall use the name of any of the others or any adaptation thereof or of any staff member, employee or student of the others:
          i) in any product labeling, advertising, promotional or sales literature;
          ii) in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either of the parties may make factual statements concerning the Agreement or file copies of the Agreement after providing the others with an opportunity to comment and reasonable time within which to do so on such statement in draft.
Except as provided herein, neither SAMSF nor CORPORATION will issue public announcements about this Agreement or the status or existence of the Research Project without prior written approval of the other.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
     22. Miscellaneous
          a. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.
          b. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, with a national postal service by registered or certified mail (airmail if international), addressed as follows:
          To SAMSF:
South Alabama Medical Science Foundation
P.O. BOX U 1060
Mobile, Alabama 36688-0002
Attention: Dr. Samuel J. Strada
          To CORPORATION:
MINDSET LTD.
1 Beit Eshel St.
Old Katamon
Jerusalem 93227, ISRAEL
Attention: Dr. Daniel Chain
or such other address or addresses as any party may hereafter specify by written notice to the others. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.
          c. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by all parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and SAMSF.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
          d. No waiver by any party of any non-performance or violation by any other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.
          e. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.
          f. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.
          g. Neither party shall be responsible for delay or failure in performance of any of the obligations imposed by this Agreement, provided such failure shall be occasioned by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, court order of government interference, civil commotion, riot, war or by any cause of like or unlike nature beyond the reasonable control and without fault or negligence of such party.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

SOUTH ALABAMA MEDICAL SCIENCE FOUNDATION

By:	/s/ Illegible

Title:	President
Date:	August 19, 1998

Confidential Treatment has been requested
for portions of this document marked with asterisks.

MINDSET, LIMITED

By:	Daniel Chain

Title: Date:	President August 5th 1998

Confidential Treatment has been requested
for portions of this document marked with asterisks.
Appendix I
U.S. Patent Application Serial No. 08/801,301, filed February 18, 1997 entitled USE OF MELATONIN TO PREVENT CYTOTOXIC EFFECTS OF AMYLOID PROTEIN by Pappolla.
U.S. Provisional Patent Application Serial No. 60/075,555 filed February 23, 1998 entitled-USE OF 3-INDOL-PROPRIONIC ACID by Pappolla.
U.S. Provisional Patent Application Serial No. 60/079,349 filed March 25, 1998 entitled INHIBITION OF ALZHEIMER BETA-FIBRILLOGENESIS BY MELATONIN by Pappolla.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
PROJECT DESCRIPTION
Study of melatonin as neuroprotective and anti-amyloidogenic agent in the Alzheimer’s mouse model Tg2576 (Hsiao’s mouse)
Multiple lines of evidence support the hypothesis that the widespread neuronal degeneration that characterizes Alzheimer’s disease is the result of the neurotoxic properties of the Alzheimer’s amyloid peptide (AB). We have recently reported that melatonin, a hormone with a proposed role in the aging process, prevents death and oxidative damage of cultured neuronal cells exposed to AB. We have also discovered that the hormone interacts with the Alzheimer’s amyloid peptide and inhibits the spontaneous increase in beta-sheets structures and the formation of amyloid fibrils. Because the ability of AB to promote neurodegeneration is known to correlate with the amount of beta-sheets and amyloid fibrils, it appears the phenomenon of neuroprotection depends on synergistic antioxidant and anti-amyloidogenic properties of this hormone
Mindset sponsored research agreement will subsidised the expenses to determine whether the novel in vitro effects of melatonin can be verified in an in vivo paradigm. To accomplish this goal, we will treat tg+ mice, known to develop Alzheimer-like neuropathology and behavioral abnormalities with two doses of melatonin and conduct 1) behavioral, 2) neuropathologic and 3) biochemical studies in order to determine whether the in vitro effects can be corroborated in vivo. Procedural details of each of these objectives are described in the NIH grant application provided to Mindset under our confidentiality agreement.
Time table. A total of 150 mice will be employed in this study. Each experimental group will include 25 mice. We have already achieved a breeding nucleus which will make the first two groups of mice available by August 1998. We plan to stagger two groups of 25 mice each, every two months thereafter as follows.
August 1998... 50 mice
October 1998.. 50 mice
December 1998. 50 mice
Each group will begin treatment at age 4 months. Behavioral testing will be performed at ages 12-14 and 21-24 months. Neuropathologic and biochemical studies will begin immediately after the firsts groups are sacrificed. Prior to this time, we will standardize and optimize the various biochemical, imaging and behavioral methods to be employed. Preliminary pharmacokinetics studies will be also pursued during the course of the investigation. We estimate to complete the project approximately 6 months after the last groups of mice have been sacrificed at 24 months of age (approximately July-August 2001).

Confidential Treatment has been requested
for portions of this document marked with asterisks.
AMENDMENT I
TO THE RESEARCH AND LICENSE AGREEMENT
     THIS AMENDMENT I TO THE RESEARCH AND LICENSE AGREEMENT (hereinafter the “Amendment”) is effective as of the last date of execution by the parties hereto and is made by and between the South Alabama Medical Science Foundation (hereinafter “SAMSF”), with an address of Box U-1060, 307 University Boulevard, Mobile, Alabama 36688-0002 and Mindset Biopharmaceuticals, Inc. (hereinafter “Mindset Biopharmaceuticals”) with an address of Kiryat Mada 5, Luz Building, Har Hotzfim, POB 45032, Jerusalem 91450, ISRAEL.
     WHEREAS, Mindset Limited and SAMSF have entered into a Research and License Agreement dated August 10, 1998, (hereinafter the “Agreement”);
     WHEREAS, Mindset Biopharmaceuticals, Inc. is a successor in interest to Mindset Limited and has authority to amend the Agreement behalf of Mindset Limited; and
     WHEREAS, SAMSF and Mindset Biopharmaceuticals wish to clarify and/or amend their respective rights and responsibilities under the Agreement;
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, SAMSF and Mindset Biopharmaceuticals hereby agrees to amend and do hereby amend the Agreement as follows:
1. Section7.d of the Agreement is hereby deleted and replaced in its entirety with the following new Section 7.d:
     7.d. SAMSF reserves the right to use and practice the SAMSF Research Technology for its own non-commercial, educational or research purposes. SAMSF further reserves the right to distribute any materials considered SAMSF Research Technology to third parties for non-commercial, research use. Any such distribution by SAMSF will be accompanied by a notice that the distributed materials maybe subject to the rights of CORPORATION under this Agreement.
2. All other terms and conditions of the Agreement will remain in full force and effect.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives on the dates written below.

South Alabama Medical Science Foundation	Mindset Biopharmaceuticals, Inc.

/s/ Samuel J. Strada	/s/ Daniel Chain

Samuel J. Strada, Ph.D.	Daniel Chain, Ph.D.
President	Chairman/CEO

9-7-00	9-11-00

Date	Date

Confidential Treatment has been requested
for portions of this document marked with asterisks.
AMENDMENT II
TO THE RESEARCH AND LICENSE AGREEMENT
     THIS AMENDMENT, effective as of September 1, 2002, is by and between the SOUTH ALABAMA MEDICAL SCIENCE FOUNDATION (“SAMSF”), a corporation organized and existing under the laws of the State of Alabama, MINDSET LIMITED, a corporation organized and existing under the laws of the British Virgin Islands and MINDSET BIOPHARMACEUTICALS (USA), INC. (''CORPORATION”), a Delaware corporation having an address at 1450 Broadway, New York, NY 10018.
RECITALS
     WHEREAS, SAMSF and Mindset Limited entered into a Research and License Agreement with an effective date of August 10, 1998 (the “Principal Agreement”); and
     WHEREAS, by a document entitled “Amendment I to the Research and License Agreement” with an effective date of October 22, 2000 (the “Amendment I”) made between SAMSF and CORPORATION, incorrectly described therein as “Mindset Biopharmaceuticals, Inc.” and which was a successor in interest to Mindset Limited by virtue of an Assignment and Assumption Agreement made as of May 18, 2000 between said Mindset Limited and CORPORATION, the parties thereto amended and/or clarified their respective rights and responsibilities under the Principal Agreement, said Principal Agreement and said Amendment I collectively being referred to hereinafter as the “Modified Principal Agreement”; and
     WHEREAS, Mindset Limited has assigned the benefit and obligations of the Principal Agreement to CORPORATION; and
     WHEREAS, the parties hereto wish to clarify and amend the Modified Principal Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:
1.	Definitions. Capitalized terms not otherwise defined herein shall have the same respective meanings given to them by the Modified Principal Agreement.

2.	It is the parties’ understanding that all rights conferred by SAMSF under the Modified Principal Agreement presently rest solely with CORPORATION. It is the parties’ further understanding that no sublicenses have been granted by CORPORATION, by Mindset Limited or by any other entity. It is the parties’ further understanding that the Modified Principal Agreement confers no rights to Mindset Limited or to any other Corporation Entity, except to the extent that a Corporation Entity may secure rights by virtue of a sublicense from CORPORATION in accordance with the provisions of Section 7c. It is the parties’ further understanding that a Corporation Entity who is a sublicensee of CORPORATION may not assign the sublicense to any other entity and may not grant further sublicenses. Since the Modified Principal Agreement may have contained language which is inconsistent with this understanding and to further clarify

Confidential Treatment has been requested
for portions of this document marked with asterisks.
the Modified Principal Agreement, Sections 8d. and 9b. of the Principal Agreement are hereby amended as follows:
2.1	Section 8d. shall be amended by substituting “of CORPORATION, of any Corporation Entity, and/or of any sublicensee of CORPORATION” for “of CORPORATION or of Corporation Entity and the licensees or sublicenses of CORPORATION” in the fourth and fifth lines thereof.

2.2	Section 9b. shall be amended by substituting “of Licensed Products by any Corporation Entity and/or by any other sublicensee of CORPORATION” for “of Products by Corporation Entity or by the licensees of CORPORATION or of Corporation Entity” in the third and fourth lines thereof.
3.	Other Amendments
3.1	Section 1b. shall be amended by substituting “over fifty percent” for “twenty-five and one tenth percent (25.1%) or more” in the fourth and fifth lines thereof.

3.2	Section 7c. shall be amended by substituting “this” for “any License” in the twelfth line thereof.

3.3	Section 10d. shall be amended by substituting “of Licensed Products” for “of Products” in the fourth line thereof.

3.4	Section 8a. of the Principal Agreement shall be deleted and the following shall be substituted therefor:
“In consideration for the License granted herein, and during the Payment Term, CORPORATION shall make the following payments to SAMSF:
(i)	With respect to each Licensed Product, CORPORATION shall pay to SAMSF a royalty of *** of Net Sales of CORPORATION and a royalty of *** of Net Sales of each sublicensee of CORPORATION, provided always as follows:
(A)	If at any time on or after January 1, 2009 any Licensed Product is in clinical development for any disease indication, but no Licensed Product is then being sold commercially as an approved drug, CORPORATION shall pay an annual minimum royalty payment of fifty thousand dollars ($50,000) or a proportionate part thereof for the relevant part of the first applicable year if such condition is satisfied after January 1 in such year.

(B)	If at any time on or after January 1, 2009 there is no Licensed Product in clinical development for any disease indication and/or if at any time on or after January 2009 any Licensed Product is being sold commercially as an approved drug, CORPORATION shall pay an aggregate annual minimum royalty payment of one hundred and fifty thousand dollars ($150,000) or a proportionate part thereof for the relevant part of any applicable year if the

Confidential Treatment has been requested
for portions of this document marked with asterisks.
condition contained in paragraph A above or the second condition contained in this paragraph (B) is satisfied after January 1 in such year.

(C)	All minimum royalty payments shall be credited against the percentage royalty payable with respect to Net Sales for the year for which the minimum royalty is due but may not be credited against any percentage royalties payable in respect of Net Sales in any other year.

(D)	Minimum royalty payments shall be made as specified in Section 8b. hereof except that, if the royalty payments based on Net Sales paid pursuant to Section 8.a. hereof for the first six (6) months of the year exceed the minimum royalty payment for that year, no further minimum royalty payment shall be made for that year.

(E)	CORPORATION shall inform SAMSF in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after such First Commercial Sale is made.
(ii)	CORPORATION shall make the following further payments to SAMSF:
(A)	In connection with Alzheimer’s Disease (“AD”), subject to the provisions of Sections 8(a)(ii)(C), (D) and (E) hereof:
(1)	On the execution of this Amendment, the sum of fifty thousand dollars, ($50,000);

(2)	On the commencement of the first Phase I trial of an AD Licensed Product anywhere in the world, the sum of fifty thousand dollars ($50,000);

(3)	On the commencement of the first Phase II trial of an AD Licensed Product anywhere in the world, the sum of ***, but if CORPORATION funds a portion or all of the first Phase II trial of an AD Licensed Product, CORPORATION may defer payment of an amount equal to *** multiplied by a fraction, the numerator of which is equal to the costs contributed by CORPORATION to the total costs of such trial and the denominator of which is equal to the total costs of such trial, until the first payment pursuant to paragraph (4) hereof is due.

(4)	On the commencement of the first Phase III trial of an AD Licensed Product anywhere in the world, the sum of ***, but if CORPORATION funds a portion or all of the first Phase III trial of an AD Licensed Product, CORPORATION may defer payment of an amount equal to *** multiplied by a fraction, the numerator of which is equal to the costs contributed by CORPORATION to the total costs of such trial, and the denominator of which is equal to

Confidential Treatment has been requested
for portions of this document marked with asterisks.
the total coats of such trial, until the first payment pursuant to paragraph (5) hereof is due; and

(5)	On the date of approval of the first New Drug Application related to an AD Licensed Product by the US Food and Drug Administration or the earlier approval of an equivalent application by an equivalent non-US regulatory agency anywhere in the world, the sum of *** but, if CORPORATION shall elect to fund the cost of marketing of such Licensed Product itself in whole or in part and shall give notice in writing of such election to SAMSF no more than three (3) months after the date of the relevant approval, payment of that portion of said *** calculated by multiplying said sum by a fraction the numerator of which is the amount of such cost funded by CORPORATION and the denominator of which is the total cost of such marketing may be deferred until twelve (12) months after the date of the relevant approval.

(6)	All payments made pursuant to the provisions of this Section 8.a.(ii)(A) shall be credited against and deducted from any payments otherwise due pursuant to the provisions of Sections 8.a.(ii)(C), (D) and (E).
(B)	In connection with all indications other than AD:
(1)	On the date of approval of each first New Drug Application related to a non-AD Licensed Product which is a non-orphan drug, by US Food and Drug Administration or the earlier approval of an equivalent application by an equivalent non-US regulatory agency anywhere in the world, the sum of ***; and

(2)	On the date of approval of each first New Drug Application re1ated to a non-AD Licensed Product which is an orphan drug, by US Food and Drug Administration or the earlier approval of an equivalent application by an equivalent non-US regulatory agency anywhere in the world, the sum of ***.
(C)	CORPORATION shall pay to SAMSF an amount equal to *** of payments and ***, other than royalties, received by CORPORATION from a sublicensee or any other entity receiving any rights to the Research Technology under an agreement executed prior to the commencement of a Phase I clinical trial of a Licensed Product, provided always as follows:
(1)	There shall not be included in the calculation of any such payment any amounts paid to CORPORATION for or towards the cost of research or development under a written agreement with a detailed budget for such research and development OR by way of equity investment (including, without limitation, debt convertible into or

Confidential Treatment has been requested
for portions of this document marked with asterisks.
exchangeable for equity) in CORPORATION at a price for such equity that an unconnected third party would pay on a venture capital basis, but not less than the price per share paid by the last preceding investor on such basis, with any excess over such price being included in the calculation of such payment; and

(2)	CORPORATION will provide SAMSF with a copy of the written agreement and detailed budget providing for such research and development described in the section above within thirty (30) days of CORPORATION’S receipt of payment for such research and development; and

(3)	All payments made pursuant to the provisions of this Section 8.a.(ii)(C) shall be credited against and deducted from any payments otherwise due pursuant to the provisions of Section 8(a)(ii)(A) hereof; and

(4)	All payments, other than royalties, received by CORPORATION from a sublicensee or any other entity receiving any rights to the Research Technology shall be promptly disclosed in writing to SAMSF along with a calculation of the amount payable to SAMSF and along with copies of any relevant written agreements contemplated in 8a.(ii)(C)(l) hereof.
(D)	CORPORATION shall pay to SAMSF an amount equal to *** of payments, and ***, other than royalties, received by CORPORATION from a sublicensee or any other entity receiving rights to the Research Technology under an agreement executed concurrently with or after the commencement of a Phase I clinical trial, but before the commencement of a Phase II clinical trial, of a Licensed Product, subject to the provisions specified in Section 8a.(ii)(C) hereof.

(E)	CORPORATION shall pay to SAMSF an amount equal to *** of payments and ***, other than royalties, received by CORPORATION from a sublicensee or any other entity receiving rights to the Research Technology under an agreement executed concurrently with or after the commencement of a Phase II clinical trial of a Licensed Product, subject to the provisions specified in Section 8a.(ii)(C) hereof.
(iii)	The following provisions shall apply to this Section 8a.:
(A)	All payments to be made pursuant to the provisions of sub-paragraph (ii) of this Section 8a., other than the payment specified in clause (A)(1) of sub-paragraph (ii), shall be paid by CORPORATION to SAMSF within ninety (90) days of the occurrence of the relevant event or of the relevant payment. The payment specified in clause (A)(I) of sub-paragraph (ii),

Confidential Treatment has been requested
for portions of this document marked with asterisks.
shall be paid by CORPORATION to SAMSF within ten (10) days of the occurrence of the relevant event.
(B)	For the purposes of sub clauses (3), (4) and (5) of clause (A) of sub-paragraph (iii) of this Section 8a., the ratio of costs contributed by CORPORATION to total costs shall be calculated as follows:
(1)	If an agreement between CORPORATION and a sublicensee or another entity specifics the proportion of costs to be borne by each party, then the proportion borne by CORPORATION to the total cost, pursuant to such agreement, shall constitute the relevant fraction.

(2)	If an agreement between CORPORATION and a sublicensee or another entity does not specify such proportions, then, in each such case, CORPORATION shall make a good faith estimate of the proportion of costs being borne by each party and shall give notice in writing to SAMSF of such estimate, specifying how CORPORATION arrived at such estimate; and the proportion borne by CORPORATION to the total cost, pursuant to such estimate, shall constitute the relevant fraction.

(3)	With regard to the trials contemplated in Sections 8a.(ii)(A)(3) and 8a.(ii)(A)(4) hereof, if, at the termination of the relevant trial, the event to which payment is deferred shall not have occurred, CORPORATION shall provide to SAMSF in writing details of the actual total costs of the relevant trial, details of the actual costs of the relevant trial borne by CORPORATION, and details of the actual costs of the relevant trial borne by each sublicensee and/or each other entity. If it shall appear that the actual the actual proportion borne by CORPORATION to the total cost differs from the fraction as provided by the agreement contemplated in Section 8a.(iii)(B)(l) or as provided by the estimate contemplated in Section 8a.(iii)(B)(2); then CORPORATION shall make the necessary payment to SAMSF or CORPORATION may apply any overpayment to SAMSF as a credit against future milestone payments due to SAMSF. as the case may be.
3.5 The following paragraph shall be inserted into the Principal Agreement as new Section 22k:
     k. CORPORATION shall exercise, and shall require its sublicensees to exercise, continuous and commercially reasonable efforts to develop and market Licensed Products. Within sixty (60) days after the end of each Calendar year, CORPORATION shall provide SAMSF with a written report detailing the efforts of CORPORATION and the efforts of its sublicensees to develop and market Licensed Products during such Calendar year.

Confidential Treatment has been requested
for portions of this document marked with asterisks.
4.	Substitution of Mindset Biopharmaceuticals (USA), Inc. It is hereby agreed that henceforth the Principal Agreement shall be read, construed and take effect for all the purposes thereof as if Mindset Biopharmaceuticals (USA), Inc. were the party thereto and not Mindset Limited. Moreover, it is hereby agreed that henceforth the Amendment I shall be read, construed and take effect for all the purposes thereof as if Mindset Biopharmaceuticals (USA), Inc. were the party thereto and not Mindset Biopharmaceuticals, Inc.

5.	Except as otherwise provided herein, the Modified Principal Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SOUTH ALABAMA MEDICAL SCIENCE FOUNDATION	MINDSET BIOPHARMACEUTICALS (USA), INC.

By:	By:	/s/ Daniel Chain

Name:	Name: Daniel Chain

Title:	Title: President

MINDSET BIOPHARMACEUTICALS (USA), INC.

	By:	/s/ Michael Schickler

Name: Michael Schickler
Title: Chairman

MINDSET LIMITED

	By:	/s/ Daniel Chain

Name: Daniel Chain
Title: President

Confidential Treatment has been requested
for portions of this document marked with asterisks.
Appendix I
U.S. Patent Application Serial No. 08/801,301, filed February 18, 1997 entitled USE OF MELATONIN TO PREVENT CYTOTOXIC EFFECTS OF AMYLOID PROTEIN by Pappolla.
U.S. Provisional Patent Application Serial No. 60/075,555 filed February 23, 1998 entitled USE OF 3-INDOL-PROPRIONIC ACID by Pappolla.
U.S. Provisional Patent Application Serial No. 60/079,349 filed March 25, 1998 entitled INHIBITION OF ALZHEIMER BETA-FIBRILLOGENESIS BY MELATONIN by Pappolla.